EXHIBIT 99.1

SMARTSERV(R)
   [LOGO]             Investor Contact:          Media Contact:
                      Robert Pons                Neil Vineberg
                      Chief Executive Officer    Vineberg Communications
                      SmartServ Online, Inc.     631-288-6933 / 235-8963
                      610-397-0689, Ext. 202     Neil@VinebergCommunications.com
                      rpons@smartserv.com
                      www.smartserv.com



               SMARTSERV ENTERS INTO LETTER OF INTENT TO ACQUIRE
                    PREPAID TELCOM DISTRIBUTOR KPCCD, INC. ;
     Acquisition Expected To Add As Much As $2 Million Per Month in Revenue


PLYMOUTH MEETING, PA (July 28) - SmartServ Online, Inc. (OTCBB:SSRV), the innovative leader in mobile content, technology and applications, announced today that it has signed a Letter of Intent and is negotiating definitive agreements to acquire KPCCD, Inc., a New York City-based distributor of international prepaid calling cards. The deal, which is expected to close before August 30.

The acquisition of KPCDD is expected to add as much as $2 million in monthly revenue based on KPCDD's financial information

Founded in 1998, KPCCD distributes prepaid calling cards through a network of hundreds of retail outlets along the East Coast.

"The completion of this acquisition will provide SmartServ with direct access to KPCCD's retailers and expand our existing distribution network for SmartServ's wireless products, services, and mobile content," said Robert Pons, CEO, SmartServ.

"KPCCD's calling card business will also allow SmartServ to enter the overall international prepaid phone card market, which is expected to reach $2.75 billion in revenues by 2008," added Nick Patel, founder and president of KPCCD.

                                    - MORE -
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page 2 - SMARTSERV TO ACQUIRE KPCCD


The closing this transaction is subject to customary closing conditions for these types of transactions, as well as the following closing conditions: (i) execution of the stock purchase agreement, (ii) SmartServ's satisfaction with the results of its due diligence investigation of each company, and (iii) execution of employment agreements with key individuals in each company.

There can be no assurance that SmartServ will be able to complete definitive agreements and close the contemplated acquisition.

                                      # # #

About SmartServ

Founded in 1993, SmartServ (OTCBB: SSRV), a mobile marketing company, helped launch the mobile marketplace with its breakthrough content and enabling applications. Today SmartServ continues to be a market innovator as a Mobile Virtual Network Operator (MVNO) that is pioneering an "enhanced service bundling" strategy. SmartServ bundles the best in flexible minute plans with the latest in mobile content through its UPHONIA.COM web site and its UPHONIA(TM) content kiosks. The combination of services delivers added value for mobile consumers. For more information, please visit www.smartserv.com.


Forward-Looking Statements
This news release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time-to-time by the Company are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences are described from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to, the "Risk Factors" described under the heading "Certain Factors That May Affect Future Results" in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2003.